Item 30. Exhibit (h) i. c. 1.

FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is entered into as of the 7th day of March, 2003 among Massachusetts Mutual Life Insurance Company, a life insurance company organized under the laws of the Commonwealth of Massachusetts (on behalf of itself and certain of its separate accounts, hereinafter referred to as “MassMutual”); AMERICAN FUNDS INSURANCE SERIES (”Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts, and CAPITAL RESEARCH AND MANAGEMENT COMPANY (”CRMC”), a corporation organized under the laws of the State of Delaware.

WITNESSETH:

WHEREAS, MassMutual. proposes to issue, now and in the future, certain multi-manager variable life insurance policies and variable annuity contracts that provide certain funds (“Funds”) of the Series as investment options (the “Contracts”) as set forth in Schedule A;

WHEREAS, MassMutual has established pursuant to Massachusetts insurance law one or more separate accounts (each, an “Account”) for purposes of issuing the Contracts and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the “Commission”) as a unit investment trust under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Contracts, which are or will be registered by MassMutual with the Commission for offer and sale, will, to the best of MassMutual’s knowledge and belief, be in compliance with all applicable laws prior to being offered for sale;

WHEREAS, the Series has received a “Mixed and Shred Funding Order” from the Commission granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

WHEREAS, the Series is divided into various Funds, each Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund;

WHEREAS, certain funds listed in Schedule B to this Agreement will serve as certain of the underlying investment mediums for the Contracts; and

WHEREAS, CRMC is the investment adviser for the Series.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, MassMutual, the Series and CRMC hereby agree as follows:

1. The Series and CRMC each represents and warrants to MassMutual that : (a) a registration statement under the 1933 Act and under the 1940 Act with respect to the Series has been filed with the Commission in the form previously delivered to MassMutual, and copies of any and all amendments thereto will be forwarded to MassMutual at the time that they are filed with the Commission; (b) the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified and in good standing as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts; and (c) the Series’ registration statement and any further amendments thereto will, when they become effective, and all definitive prospectuses and statements of additional information and any further supplements thereto (the “Prospectus”) shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Series by MassMutual expressly for use therein.

2. The Series will furnish to MassMutual such information with respect to the Series in such form and signed by such of its officers as MassMutual may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct. The Series will advise MassMutual immediately of: (a) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceeding for that purpose; (b) the institution of any proceeding, investigation or hearing involving the offer or sale of the Contracts or the Series of which it becomes aware; or (c) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

3. The Series will use best efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Series as may reasonably be necessary for use as the funding vehicle for the Contracts.

4. The Series agrees to make Class 2 shares of the funds listed on Schedule B hereto available to the Contracts. MassMutual will be entitled to a Rule 12b-1 service fee paid by the Series and to be accrued daily and paid monthly at an annual rate stated in Schedule C of the average daily net assets of the Class 2 shares of each fund attributable to the Contracts for personal services and account maintenance services for contract owners with investments in subaccounts corresponding to the Class 2 shares of each Fund (each, a “Subaccount”) for as long as the Series’ Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 plan”) remains in effect. Fund shares to be made available to Accounts for the Contracts shall be sold by the Series and purchased by MassMutual for a given Account at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) next computed after receipt of each order by the Series of its designee, as established in accordance with the provisions of the then current Prospectus of the Series. For purposes of this Paragraph 4, MassMutual shall be designee of the Series for receipt of such orders from each Account, and receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such order by 10:00 a.m. Eastern time on the following business Day (“Next business Day”). MassMutual shall communicate trade orders via facsimile. “Business Day” shall mean any day on which the New York Stock Exchange (“NYSE”) is open for trading and on which the Series calculates the net asset values of each class of shares of each Fund pursuant to the rules of the Commission. The Series will make the shares of each class of each Fund available indefinitely for purchase at the applicable net asset value per share by MassMutual and its Accounts on those days on which the Series calculates the net asset values of each such class pursuant to the rules of the Commission, and the Series shall use its best efforts to calculate such net asset values on each day on which the NYSE is open for trading. The Series shall make the net asset value per share for each class of each Fund available to MassMutual on a daily basis via facsimile and electronic mail as soon as reasonably practical after the Series calculates such net asset values per share, and the Series shall use its best efforts to make such net asset values per share available by 6:30 p.m. Eastern time. If the Series provides incorrect net asset values to MassMutual with respect to any class of shares of any Fund on any Business Day, MassMutual shall be entitled (on behalf of each affected Account) to an adjustment to the number of shares purchased or redeemed of such class of shares to reflect the correct net asset value per share. Any effort in the calculation or reporting of net asset values per share, dividends, or capital gain information shall be reported promptly to MassMutual. Any costs incurred by MassMutual with respect to correcting Contract owner accounts, including, but not limited to, amounts paid to Contract owners and administrative expenses, shall be promptly reimbursed by CRMC. The Series and CRMC are responsible for maintaining net asset values for each class of each Fund in accordance with the requirements of the 1940 Act and the Series’ then current Prospectus. Payments for shares purchased will be made in federal funds transmitted by wire on the Next Business Day, and MassMutual and the Fund shall each use commercially reasonable efforts to wire (or cause to be wired) funds to the other, for the purposes of settling net purchase orders or orders of redemption, by 3:00 p.m. Eastern time on the Next Business Day.

The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series deems it appropriate and in the best interest of the Series or in response to the order of an appropriate regulatory authority. MassMutual reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account or Subaccount.

The Series shall provide MassMutual with account look-up access through DST Vision or a similar electronic look-up feature to view daily account balances.

5. All orders accepted by MassMutual shall be subject to the terms of the then current Prospectus for the Series, including without limitation, policies regarding minimum account sizes, market timing and excessive trading. MassMutual shall use its best efforts and shall reasonably cooperate with the Series to enforce policies stated in the Series’ Prospectus regarding transactions in shares, particularly those related to market timing. MassMutual acknowledges that orders accepted by it in violation of the Series’ stated policies may be subsequently revoked or cancelled by the Series and that the Series shall not be responsible for any losses incurred by MassMutual, the Contract or the Series as a result of such cancellation. The Series or its agent shall notify MassMutual of such a cancellation prior to 12:00 p.m. Eastern time on the next day following Business Day after any such cancellation.

In addition, MassMutual acknowledges that the Series has the right to refuse any purchase order for any reason, particularly if the Series determines that a fund would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the Account or other factors. The Series agrees to cooperate with MassMutual in establishing and communicating to MassMutual parameters for trades that the Series will consider to be market timing activity prior to rejecting any trades. The Series agrees to provide MassMutual with a written warning of its intention to begin rejecting trades before it begins rejecting trades due to market timing.

6. The Contracts funded through each Account will provide for the allocation of net amounts among certain Subaccounts for investment in shares of a class of the Funds as may be offered from time to time in the Contracts. The selection of the particular subaccount is to be made by the Contract owner and such selection may be changed in accordance with the terms of the Contracts.

7. Transfer of the Series’ shares will be book entry only. No stock certificates will be issued to the Account. Shares ordered from a particular Fund will be recorded by the Series as instructed by MassMutual in an appropriate title for the corresponding Account or Subaccount.

8. The Series shall furnish notice promptly via facsimile and electronic mail to MassMutual of any dividend or distribution payable on any shares underlying the Subaccounts. MassMutual hereby elects to receive all such dividends and distributions as are payable on shares of a fund recorded in the title for the corresponding Subaccount in additional shares of that Fund. The Series shall notify MassMutual of the number of shares so issued. MassMutual reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

9. The Series shall redeem its shares in accordance with the terms of its then current Prospectus. For purposes of this Paragraph 9, MassMutual shall be a designee of the Series for receipt of requests for redemption from each Account, and receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such request for redemption by 10:00 a.m. Eastern time on the Next business Day. MassMutual shall communicate trade orders via facsimile. MassMutual shall purchase and redeem the shares of Funds offered by the then current Prospectus of the Series in accordance with the provisions of such Prospectus.

10. The Series shall pay all expenses incidental to its performance under this Agreement. The Series shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase for the Account. The

Series shall bear the expenses for the cost of registration of its shares, preparation of prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series’ shares subject to this Agreement. The Series will provide MassMutual, at least once a year, with enough copies of its Statement of Additional Information to be able to distribute one to each Contract owner or prospective contract owner who requests such Statement of Additional Information.

11. MassMutual shall bear the expenses for the cost of preparation and delivery of Series prospectuses (and supplements thereto) to be sent to prospective Contact owners. The Series shall provide, as its expense, such documentation (in camera-ready or other mutually agreeable form) and other assistance as is reasonably necessary in order for MassMutual once each year (or more frequently if the prospectus for the Series is amended), and twice each year in the case of the annual and semi-annual shareholder reports, to have the prospectus or prospectuses, and the annual and semi-annual shareholder reports for the Contracts and the Series, printed together in one or more documents (such printing to be done at MassMutual’s expense with respect to prospective investors).

The Series shall use reasonable efforts to provide MassMutual, on a timely basis, with such information about the Series, the Fund(s) and CRMC, in such form as MassMutual may reasonably require in connection with the preparation of disclosure documents and annual and semi-annual reports pertaining to the Contracts.

12. MassMutual represents and warrants to the Series that any information furnished in writing by MassMutual to the Series for use in the registration statement of the Series will not result in the registration statement’s failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

13. MassMutual and its affiliates shall make no representations concerning the Series’ shares except those contained in the then current Prospectus of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series’ Prospectus, in information published on the Series’ or CRMC’s internet site, or in materials approved by AFD, as provided in the Business Agreement in effect among MassMutual, AFD, and CRMC dated as of March 7, 2003 (the “Business Agreement”).

14. Shares of the Series may be offered to separate accounts of various insurance companies in addition to MassMutual. The Series represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986 as amended and the regulations thereunder (the “Code”) (“Section 817”). The Series agrees that each Fund will comply with the diversification requirements of Section 817. The Series also agrees to maintain each Fund’s qualification as a “regulated investment company” (“RIC”) under the Code. Upon having a reasonable basis for believing that any Fund has ceased to comply and will not be able to comply within the grace period afforded by Regulation 1-817.5, the Series will notify MassMutual immediately and will take all reasonable steps to adequately diversify the Fund to achieve compliance. The Series will provide MassMutual with securities holdings reports for each Fund within ten days after each calendar quarter.

15. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contract owners participating in one or more Funds might, at some time, be in conflict. Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Board of Trustees of the Series shall promptly notify MassMutual of the existence of irreconcilable material conflict and its implications. If such a conflict exists, MassMutual will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contract owners will not be required to bear such expenses.

16. MassMutual agrees to indemnify and hold the Series harmless against, any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Series may be subject under any statute, at common law or otherwise, insofar as such loses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of MassMutual’s: (a) making untrue statements of material facts or omitting material facts in a contract’s registration statement, prospectus, statement of additional information, semi-annual statements of material facts that the Series includes in the same materials of the Series, provided that Series relies on information supplied by MassMutual; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by MassMutual with respect o the sale of the Contracts or Fund shares; and (d) breaching this Agreement or a representation or warranty.

17. The Series and CRMC each agrees to indemnify and hold MassMutual harmless against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) which MassMutual may be subject under any status, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of the Series’, or CRMC’s: (a) making untrue statements of material facts or omitting material facts in the Series’ registration statement, prospectuses or statements of additional information, semi-annual and annual reports to shareholders, and sales literature; (b) making untrue statements of material facts that the Series includes in its materials, provided MassMutual relies on information supplied by the Series; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by the Series with respect to the sale of the Contracts or Fund shares or the operation of the Series or a Fund; (d) failure to the Series to comply with any Fund’s investment objectives, policies and restrictions; and (e) breaching this Agreement or a representation or warranty, including, but not limited to , the representations, warranties and covenants in Section 14.

18. MassMutual shall be responsible for assuring that the Account calculates pass-

through voting privileges of Contract owners in a manner consistent with the method of calculating pass-through voting privileges set forth in the current Contract.

19. The parties understand that there is no invention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement will terminate:

(a)	by mutual agreement at any time; or

(b)	any party at any time upon six months’ written notice to the other parties but in no event sooner than two years following the Effective Date; or

(c)	at the option of MassMutual or the Series upon ten calendar days’ prior written notice to the other party if a final non-appealable administrative or judicial decision is entered against the other party which has a material impact on the contracts;

(d)	at the option of MassMutual, upon ten calendar days’ prior written notice, if shares of the Series are not reasonably available;

(e)	at the option of MassMutual, immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RIC status under the code, or if the Board of the Series terminates the 12b-1 plan; or

(f)	in the event the Series’ shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by MassMutual; in such event prompt notice shall be given by MassMutual or the Series to the other party.

(g)	at MassMutual’s option by written notice to AFD and/or CRMC if MassMutual shall determine in its sole judgment experienced in good faith, that either AFD or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this agreement or is the subject of material adverse publicity.

(h)	at the option of AFD or CRMC by written notice to MassMutual if AFD or CRMC shall determine in its sole judgment exercised in good faith, that MassMutual has suffered a material adverse change in its business, operations, financial condition or prospectus since the date of this Agreement or is the subject of material adverse publicity.

The effective date for termination pursuant to any notice given under this Paragraph shall be calculated beginning with the date of receipt of such notice.

20. All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to MassMutual:

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111-0001

Attention: Office of the General Counsel

If to Series:

American Funds Insurance Series

333 S. Hope Street, 55th Floor

Los Angeles, California 90071

Attention: Michael J. Downer, Senior Vice President

Facsimile No.: 213-486-9041

With a copy to:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, California 90071

Attention:	Kenneth R. Gorvetzian, Vice President and Senior Counsel,
Fund Business Management Group
Facsimile No.: 213-486-9041

If to CRMC:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention:	Michael J. Downer, Senior Vice President and Legal Counsel
Fund Business Management Group, and Secretary
Facsimile No.: 213-486-9041

With a copy to:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, California 90071

Attention:	Kenneth R. Gorvetzian, Vice President and Senior Counsel,
Fund Business Management Group

Facsimile No.: 213-486-9041

21. If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it will remain in effect as to that business, after termination.

22. If this Agreement terminates, the Series, at MassMutual’s option, will continue to make additional shares of the Series available for all existing contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contract owners), unless the Series liquidates or applicable laws prohibit further sales. MassMutual agrees not to redeem shares unless (i) the Agreement is terminated pursuant to Section 19(e) or 19(f’); (ii) legitimately required to do so according to a contract owner’s request; or (iii) under an order from the Commission or pursuant to vote of Contract owners.

23. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees, or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series’ assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, MassMutual and the Account agree not to seek recourse against said Trustees, officers, employees, or shareholders, or any of them, or any of their personal assets for such satisfaction. Notwithstanding the foregoing, if MassMutual seeks satisfaction for any liability of the Series in respect of this Agreement, MassMutual (on behalf of itself or any Account) may seek recourse against CRMC.

24. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

25. This Agreement and the parties’ rights, duties, and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other party hereto. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

26. The following Paragraphs shall survive any termination of this Agreement: 4, 16, 17, 20-26.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written:

Attest:	MASSACHUSETTS MUTUAL INSURANCE COMPANY (on behalf of itself and each Account)

/s/ Jennifer B. Sheehan	By:	/s/ David O’Leary
SVP
Attest:
AMERICAN FUNDS INSURANCE SERIES

/s/ Anna J. Coffeth	By:	/s/ Chad L. Norton
	Its:	Secretary

Attest:	CAPITAL RESEARCH AND MANAGEMENT COMPANY

/s/ Anna J. Coffeth	By:	/s/ Michael Downer
	Its:	Vice President and Secretary

Schedule A

MassMutual TransitionsSM

Panorama Passage®

Panorama Premier

MassMutual Artistry

VUL Guard

Survivorship Variable Universal Life

Survivorship Variable Universal Life II

Variable Universal Life

Variable Universal Life II

Schedule B

American Funds Insurance Series:

Growth-Income Fund (Class 2 Shares)

Asset Allocation Fund (Class 2 Shares)

Schedule C

0.    % of the average daily net assets of the Class 2 shares of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners with investments in Subaccounts corresponding to the Class 2 shares of each Fund for as long as the Series’ 12b-1 plan remains in effect.